As filed with the Securities and Exchange Commission on December 20, 2024

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”). The information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR SUBJECT TO COMPLETION

Dated December 20, 2024

BLOCKHOLD CAPITAL CORPORATION

3226 Clark Rd.

Sarasota, FL, 34231

(502)295-7424

Up to 3,500,000 Shares of Common Stock

BLOCKHOLD CAPITAL CORPORATION, a Nevada corporation (the “Company”, “BHLD”, “we”, or “our”), is offering up to a maximum of 3,500,000 shares (the “Maximum Amount”) of our Common Stock, par value $.001 per share (the “Shares”) to be sold in this offering (the “Offering”). The Shares are being offered within the range of $1.50-$2.00 per Share, for maximum gross proceeds of up to $7,000,000 (the “Maximum Amount”), pursuant to this Offering Circular (this “Offering Circular”).

We are selling the Shares on a “best efforts” basis through a Tier 1 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares directly to investors. This Offering will terminate on the earlier of (i) the date which is 12 months after the Offering is qualified, (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the “Termination Date”). The minimum investment amount from an investor is $10,000; however, we expressly reserve the right to waive this minimum at the sole discretion of our management. See “Description of Securities” beginning on page 38 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. Sales of these securities will commence within two calendar days of the qualification date and the filing of a Form 253(g)(1) Offering Circular AND it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 10 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons (3)
Per Share	$1.50-$2.00	$0	$1.50-$2.00	None
Minimum Investment	$10,000	$0	$10,000	None
Maximum Offering (4)	$7,000,000	$0	$7,000,000	None

(1)The Company has not presently engaged an underwriter for the sale of securities under this Offering.

(2)Does not reflect payment of expenses of this Offering, which are estimated to not exceed $35,000.00 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue-sky compliance, and actual out-of-pocket expenses incurred by the Company selling the Shares. This amount represents the proceeds of the offering to the Company, which will be used as set out in “USE OF PROCEEDS TO ISSUER.”

(3)There are no selling shareholders, finder’s fees, or other fees being paid to third parties from the proceeds. See ‘PLAN OF DISTRIBUTION.’

(4)Assumes 3,500,000 shares are sold at an offering price of $2.00 per share.

Our common stock is listed in the over-the-counter market the symbol “BHLD” in the OTC Pink marketplace of OTC Link. As of the date of the Offering Circular, there was no quoted bid/ask for shares of our common stock.

Investing in the Shares is speculative and involves substantial risks.

In this Offering Circular, the terms “Blockhold”, “the company”, “we”, “us” and “our” refer to Blockhold Capital Corporation and its consolidated subsidiaries.

This Offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that need to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offer, we expect to hold closings on at least a monthly basis. The minimum purchase requirement per investor is $10,000.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process pursuant to Rule 251(d)(3)(i)(F) under the Securities Act. Periodically, we may provide a circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports that we will file periodically with the SEC. The statement offering and all supplements and reports that we have filed or will file in the future can be read on the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “BHLD,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Blockhold Capital Corporation.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED ‘BLUE SKY’ LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

PATRIOT ACT RIDER

The Investor hereby represents and warrants that Investor is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, the Investor has complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering , including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

NO DISQUALIFICATION EVENT (“BAD BOY” DECLARATION)

NONE OF THE COMPANY, ANY OF ITS PREDECESSORS, ANY AFFILIATED ISSUER, ANY DIRECTOR, EXECUTIVE OFFICER, OTHER OFFICER OF THE COMPANY PARTICIPATING IN THE OFFERING CONTEMPLATED HEREBY, ANY BENEFICIAL OWNER OF 20% OR MORE OF THE COMPANY’S OUTSTANDING VOTING EQUITY SECURITIES, CALCULATED ON THE BASIS OF VOTING POWER, NOR ANY PROMOTER (AS THAT TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT OF 1933) CONNECTED WITH THE COMPANY IN ANY CAPACITY AT THE TIME OF SALE (EACH, AN “ISSUER COVERED PERSON”) IS SUBJECT TO ANY OF THE “BAD ACTOR” DISQUALIFICATIONS DESCRIBED IN RULE 506(D)(1)(I) TO (VIII) UNDER THE SECURITIES ACT OF 1933 (A “DISQUALIFICATION EVENT”), EXCEPT FOR A DISQUALIFICATION EVENT COVERED BY RULE 506(D)(2) OR (D)(3) UNDER THE SECURITIES ACT. THE COMPANY HAS EXERCISED REASONABLE CARE TO DETERMINE WHETHER ANY ISSUER COVERED PERSON IS SUBJECT TO A DISQUALIFICATION EVENT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this offer includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipate, believe, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this offer are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ABOUT THIS OFFERING CIRCULAR

This offering circular is part of Form 1-A that we filed with the SEC under the Securities Act. This offering circular does not contain all of the information included in the registration statement. For further information, we refer to Form 1-A, including its exhibits, filed with the SEC. Statements contained in this offering circular about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to Form 1-A, please see such a document for a complete description of these matters. You should carefully read this offering circular, together with the additional information described under the headings “Where You Can Find More Information.”

Neither we nor the placement agent have authorized anyone to provide you with any information or to make any representations other than that contained in this offering circular or in any free writing offering circular we may authorize to be delivered or made available to you. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the placement agent are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this offering circular is accurate only as of the date on the front cover of this offering circular, regardless of the time of delivery of this offering circular or of any sale of our shares of common stock and the information in any free writing offering circular that we may provide to you in connection with this offering is accurate only as of the date of that free writing offering circular. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit this offering, or possession or distribution of this offering circular, in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this offering circular in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this offering circular applicable to those jurisdictions.

Unless otherwise indicated, information contained in this offering circular concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Notice Regarding Forward-Looking Statements.”

This offering circular contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been, or will be, filed or incorporated by reference as exhibits to the Form 1-A of which this offering circular is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

All products and company names are trademarks of their respective owners. Solely for convenience, trademarks and trade names referred to in this offering circular, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Throughout this offering circular, the terms “we,” “us,” “our,” and “our Company” and “the Company” refer to Blockhold Capital Corporation, a Nevada corporation, and/or its related subsidiaries, as the context may require.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINE IF THIS PROPSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESEANTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this PQA under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards”. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor is it soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

This offering is inherently risky. See “Risk Factors” on page 10

The Company is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Preliminary Offering Circular is December 20, 2024.

You should rely only on the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information and take no responsibility for any other information that others may give you. We are offering to sell, and seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of the common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this offering circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipate, believe, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors are included, among other things:

•The speculative nature of the business we intend to develop;

•Our ability to source potential acquisitions

•Our dependence upon external sources for the financing of our operations;

•Our ability to effectively execute our business plan;

•Our ability to manage our expansion, growth and operating expenses;

•Our ability to finance our businesses;

•Our ability to promote our businesses;

•Our ability to compete and succeed in a highly competitive and evolving businesses environment;

•Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, considering all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this offering circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this offering circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Blockhold Capital Corporation, a Nevada corporation, including its wholly owned subsidiaries: Virtual Clinic, LLC, an Indiana LLC, Telecare Holdings, Inc., a Wyoming corporation, Sanologics, Inc, a Wyoming corporation and Sneeze Free Living (TM pending).

Our Company

The Company was incorporated in the State of Nevado on October 1, 2010, under the name Moms Online, Inc. (“Moms Online”). Moms Online was formed as a wholly owned subsidiary of Ice Lounge Media, Inc. (“ICE”) to hold, create, collect and adapt social media site aimed at mothers.

ICE spun out Moms Online to the ICE shareholders in late 2013 to further the ongoing focus of Moms Online on the continued development of websites devoted to moms and to reduce the dual funding obligations of ICE and Moms Online. The spin off was accomplished through a share dividend from ICE to its shareholders. Following the spin-off, ICE retained 50% of the Company while the other 50% was held by the 41 original shareholders of ICE.

On September 25, 2014, the Company filed Form 10 which was deemed effective on January 23, 2015. The Company received its symbol (“MOMC”) from FINRA on September 10, 2015. Even though the Company is public, none of its shares have traded publicly as of this date.  On March 12, 2018, the Company entered into a share exchange agreement with BlockHold Capital, Inc. (“BlockHold”) whereby the Company acquired all the shares of BlockHold and issued 28,000,000 shares of the Company to the BlockHold shareholders representing approximately 85% of the outstanding shares of the Company. To properly disclose the details of the transaction the Company filed a Form 8-K statement on March 16, 2018. The Company also filed Form SC 14F1 Information of change in directors on March 23, 2018. The Company’s Board of Directors approved a change of its name to Blockhold Capital Corporation that was effective on April 17, 2018, to better reflect the focus of its business activities in the development of blockchain related solutions. Both the CUSIP number and the trading symbol for the common stock of the company were changed.  The Company on August 30, 2019, entered into a Settlement Agreement to rescind the above agreement. The shares issued were returned to the Treasury, certain releases were entered into, there was a change in directors and $52,250 was paid to the above parties. The Settlement Agreement transaction returned everything to the original status of the Company before the share exchange. Additionally, the Company paid $20,000 in attorney fees. A litigation loss was recorded in 2019 in the amount of $72,250 which represented the above amounts paid regarding this matter.

Our principal executive offices are located at 3226 Clark Rd., Sarasota, FL, 34231, and our telephone number is (502) 295-7424. We maintain a website at www.telecareholdings.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this offering circular.

The Offering

Shares offered by us	Up to 3,500,000 shares between $1.50-$2.00 per share on a best-efforts basis.

Total shares of common stock outstanding immediately after this offering	10,713,974 shares of common stock, assuming that all of the Shares offered by this offering circular is sold in this offering.

Use of Proceeds

We intend to use the net proceeds of this offering for general corporate purposes, which includes, among other purposes, development and redesign of the Company’s branding and market presence, consulting fees to obtain medical insurance reimbursement sales and marketing and expansion into additional lines of business including telemedicine platform development, non-medical device development and further expansion of mergers and acquisitions division to include acquisition of companies and special opportunistic companies. See “Use of Proceeds.”

Existing Trading Market	Our common stock is currently quoted on the OTC PINK under the trading symbol “BHLD”.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 10 of this offering circular.
Dividend Policy	We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future.

DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to the market. Our Offering Price is arbitrary with no relation to the value of the Company.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. The risk factors described below summarize some of the material risks inherent in an investment in us. These risk factors are not presented in any particular order of significance. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision. You should also refer to the other information set forth in this Offering Circular and to the risk factors in our SEC filings.

Risks Relating to our Financial Condition

We are a company with a limited operating history and have not generated significant revenues to date. We may never generate significant revenues. We have incurred losses since our inception. As of June 30, 2024, we had a total accumulated deficit of $3,287,648. While we have begun to realize revenues from Virtual Clinic LLC, these revenues have shown increases over the past two years, but profitability and cash flow have been minimal. Accordingly, it is impossible for us meaningfully to project the revenue levels that might be achieved or whether and when we might become profitable. In order to increase the market for our services and to capitalize on the potential of our intellectual property, we must conduct certain marketing campaigns, obtain certain approvals for other products we are currently seeking to sell and seek recognition of our products within the healthcare industry including third party payors. We must also attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

Our internal controls are not effective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We currently have a limited executive management group managing the financial controls of the Company. We have certain management personnel who operate under consulting contracts on a part-time basis, who are responsible for monitoring and ensuring compliance with our internal control procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reports to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon the reporting may make an uninformed investment decision.

Risks Relating to our Present Business and our Present Industry

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the nine months ending September 30, 2024, we incurred a net loss of $197,941 and an accumulated deficit of $3,391,229. For the year ended December 31, 2023, we incurred a net loss of $265,752 (unaudited) and, as of that date, we had an accumulated deficit of $3,229,287 (unaudited). For the year ended December 31, 2022, we incurred a net loss of $294,174 (unaudited) and, as of that date, we had an accumulated deficit of $2,963,535 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our new business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business will be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our newly implemented marketing strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the health supplement industry. Rather, our plans for implementing our aviation services and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in expanding sales of our health products.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are made will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We may encounter numerous difficulties frequently encountered by companies in the early stage of operations. We have a limited operating history upon which an investor can evaluate our current business and future prospects. Any potential investor must consider the risks and difficulties frequently encountered by early-stage companies. Historically, there has been a high failure rate among early-stage companies. Our future performance will depend upon a number of factors, including our ability to:

•generate revenues and implement our business plan and growth strategy;

•attract and retain marketing and commercial sponsors;

•aggressively counter and respond to actions by our competitors;

•maintain adequate control of our expenses;

•attract, retain and motivate qualified personnel;

•react to member preferences and demands;

•maintain regulatory compliance; and

•generate sufficient working capital through our operations or through issuance of additional debt or equity financing, and to continue as a going concern.

We cannot assure investors that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business. The loss of one or more of our current officers or key employees or consultants could severely and negatively impact our operations. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

Our limited operating history could delay our growth and result in the loss of your investment. We were incorporated on October 1, 2010. However, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their growth stage of development. Such risks include, but are not limited to, dependence on the growth of use of technology and services, complete product development, marketing analysis and obtain industry acceptance while responding to competitive developments and attracting, retaining, and motivating qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares. In July 2021 we acquired Virtual Clinic, LLC.  However, we will be required to allocate our limited resources effectively to complete the required market analysis and enter into other contracts with our vendors and obtain market acceptance for the products we currently sell.

Our ability to implement and manage growth strategies is uncertain. We plan on expanding the market segments in which we currently have assets allocated.  We anticipate further merger and acquisition activity to facilitate growth.    Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion into different markets, could have a materially adverse impact on our results of operations or financial condition. Our ability to continue to operate our business depends upon a number of factors, including (i) generating sufficient funds for operations, (ii) our executive management team and our financial and accounting controls, and (iii) staffing, training, and retaining skilled on-site management personnel. Certain these factors are beyond our control and may be affected by the economy or actions taken by competing companies. Further, there can be no assurance that our market analysis and proprietary business data will continue to support our current marketing plans.

We may not be able to retain our key personnel or attract additional personnel, which could affect our ability to complete necessary clinical trials and obtain approvals so that we can generate sufficient revenue to continue as a going concern diminishing your return on investment. Our performance is substantially dependent on the services and on the performance of our Management. Blockhold is, and will be, heavily dependent on the skill, acumen and services of our key executives. Our performance also depends on our ability to attract, hire, retain and motivate our officers and key employees. The loss of the services of our executives could result in lost revenue depending on the length of time and effort required to find qualified replacements. We have not entered into long-term employment agreements with all of our key personnel and currently have no “Key Employee” life insurance policies.

Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, sales and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we are unable to attract, retain, and train the necessary technical, managerial, marketing and customer service personnel, our expectations of increasing our clientele could be hindered, and the profitability of Blockhold reduced.

The Company may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in the locations where it will do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on its base operations and upon its financial condition and results of operations.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome. Our business relies in large part on intellectual property which we possess. However, the ownership/possession does not ensure that litigation will not arise where the validity of the intellectual property is challenged or that the property will not be found by a court to infringe upon property held by others. Furthermore, any litigation relating to our property rights is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business and financial condition.

We may not be able to obtain third-party reimbursement or favorable product ~~pricing~~, margin which would reduce our ability to operate profitably. Our ability to successfully commercialize certain of our proposed products may depend to a significant degree on reimbursement of the costs of such products and related services at acceptable levels from government authorities and other organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, making our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

We have not adopted various corporate governance measures, and as a result, stockholders may have limited protection against interested director transactions, conflicts of interest and similar matters. Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

Certain provisions of Nevada law applicable to Blockhold could also delay a merger, tender offer, or proxy contest or make one more difficult. As a Nevada corporation, we are subject to Nevada law, including Section 203 of the Nevada General Corporation Law. In general, Section 203 prohibits Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

If our products do not provide the healthful effects intended, our business may suffer. In general, our products contain food, vitamins, minerals and nutritional supplements which are classified in the United States as “dietary supplements” and do not currently require approval from the FDA or other regulatory agencies prior to sale. Many of our products contain innovative ingredients or combinations of ingredients. There is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. Our products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

Our marketing strategies for our products may not be successful. We will be required to obtain a significantly greater number of customers for our health products, in order to increase sales. Should our newly implemented marketing strategies fail to increase sales of our health products, our operations will be adversely affected.

Our success will depend on external factors in the nutritional and dietary supplement industries. The success of our current and planned products is highly unpredictable, and success depends on identifying and reaching ever evolving consumer tastes and desires. The commercial success of a nutritional supplement also depends upon:

•the quality and acceptance of other competing brands and products;

•creating effective distribution channels and brand awareness;

•critical reviews;

•the availability of alternatives;

•general economic conditions; and

•other tangible and intangible factors.

The scientific support for our products is subject to uncertainty. Our research, scientific knowledge and clinical testing supporting the nutritional benefits of our products is an essential element of our ability to legally market our products. We believe that our own findings, the results of the third-party studies performed, and our research are sound and that we have a reasonable basis to rely on them in marketing our products. There is, however, the risk that new or undiscovered information may become available that may undermine or refute our scientific support. A reduction in the credibility of our scientific support for the nutritional benefits of our products could have a material adverse effect on our operations and financial conditions.

As our business expands, the number of products and competitors in our markets increases and product overlaps occur, and infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

If we fail to develop our brand names cost-effectively, our business may be adversely affected. The success of our products marketed under our brand names depends upon the effectiveness of our marketing efforts. Brand promotional activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The purchase of our products is discretionary and may be negatively impacted by adverse trends in the general economy which would make it more difficult for us to sell our products. Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, level of consumers’ disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our products may be adversely affected by changes in general economic conditions.

The success of our business depends on our ability to market and advertise our Companies effectively. Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements promote our corporate image, our dietary and nutritional products and the pricing of such products. If we are unable to increase awareness of our brands and our products, we may not be able to attract new distributors for our products. Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our distributor base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

We face uncertainty and costly compliance with government regulations. The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our products are subject to regulation by one or more federal agencies. The most active regulation has been administered by The Food and Drug Administration (hereinafter the “FDA”) which regulates our products pursuant to the Federal Food, Drug and Cosmetic Act (hereinafter the “FDCA”) and regulations promulgated thereunder. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter drugs and prescription drugs, medical devices and cosmetics. In addition, the Federal Trade Commission (hereinafter the “FTC”) has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements, over the counter drugs, cosmetics and foods.

Compliance with applicable FDA and any state or local statute is critical. Although we believe that we will follow applicable statutes, there can be no assurance that should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of our products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated.

Risks Relating to Our Reliance on Third Parties

Because our Business Involves Medical Products, Our Business Tends to be Capital Intensive. We are likely to require additional capital to maintain operations or expand our business. We have not made any arrangements to obtain any additional financing. Any additional financing may only be available on terms unfavorable to us and disadvantageous to our shareholders.

The Protection from our Future Technology is Uncertain. We will rely on our intellectual property, products and trade secrets for the protection of our business activities. The possession and ownership do not ensure that the intellectual property will be upheld if it is challenged in litigation or that the marketing strategies and the underlying products will not be found to infringe upon other technologies validly possessed by others. We could be exposed to substantial litigation expenses defending their intellectual property as well as liability to others.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and people who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about people other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offer pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offer pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full of the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

There is no minimum offering, and no person has committed to purchase any of the Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such an amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Shares or that we will sell enough of the Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchasing any of the Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and the condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from the purchase of Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to people other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with a current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our common stock is thinly traded, and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•quarterly variations in our operating results;

•operating results that vary from the expectations of investors;

•changes in expectations as to our future financial performance, including financial estimates by investors;

•reaction to our periodic filings, or presentations by executives at investor and industry conferences;

•changes in our capital structure;

•announcements of innovations or new services by us or our competitors;

•announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures

•or capital commitments;

•lack of success in the expansion of our business operations;

•announcements by third parties of significant claims or proceedings against our company or adverse developments

•in pending proceedings;

•additions or departures of key personnel;

•asset impairment;

•temporary or permanent inability to offer products or services; and

•rumors or public speculation about any of the above factors.

The terms of this offer were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Shares you purchase in this offering. If you acquire any Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Risks Relating to our Common Stock and Offering

Our Common Stock is currently quoted on the OTC Pink, which may have an unfavorable impact on our stock price and liquidity. Our Common Stock is quoted on OTC Pink. The quotation of our shares on the OTC Pink may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, which could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTC Pink, which enhances the volatile nature of our equity and means that our stock price is likely to remain highly volatile. When fewer shares of a security are being traded on the OTC Pink, the volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood that orders for shares of our Common Stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order and the price will remain highly volatile. You may not be able to resell shares of our Common Stock following periods of volatility because of the market’s adverse reaction to volatility. Other factors that could cause such volatility may include, among other things: actual or anticipated fluctuations in our operating results; the absence of securities analysts covering us and distributing research and recommendations about us; overall stock market fluctuations; economic conditions generally; announcements concerning our business or those of our competitors; our ability to raise capital when we require it, and to raise such capital on favorable terms; conditions or trends in the industry; litigation; changes in market valuations of other similar companies; announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures; future sales of Common Stock; actions initiated by the SEC or other regulatory bodies; and general market conditions. Any of these factors could have a significant and adverse impact on the market price of our Common Stock. Trading on these forums is also susceptible to manipulation and fraud.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders. If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares’ outstanding. We may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock.

Currently, there is a limited public market for our securities, and there can be no assurances that any public market will ever develop and, even if developed, it is likely to be subject to significant price fluctuations. We have a trading symbol for our Common Stock, namely ‘ICCO’. However, our stock has been thinly traded, if at all. Consequently, there can be no assurances as to whether:

•any market for our shares will develop;

•the prices at which our Common Stock will trade; or

•The extent to which investor interest in us will lead to the development of an active, liquid trading market.

Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

Until our Common Stock is fully distributed and an orderly market develops in our Common Stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our Common Stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of our company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our Common Stock.

Since we intend to retain any earnings for the development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our technology, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financing to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Common Stock.

Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business. Additional capital may also dilute your ownership. We expect that we will need to raise additional capital in the immediate future to fund our operations and acquisition strategy. We continue to seek capital from a variety of sources to meet our objectives, including launching our products, developing future products, increasing working capital and responding to competitive pressures; however, future capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit our ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component will dilute the ownership of our stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate, material parts of our business strategy, including research and development activities for our medical procedures.

You will experience dilution. The offering price is substantially higher than the pro forma net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Common Stock in this offering, based on the offering price of $1.50-2.00 per share, you will experience immediate dilution equal to the difference between the price per share you pay for our Common Stock and its pro forma net tangible book value per share as of September 30, 2024, after giving effect to the issuance of shares of our Common Stock in this offering and assuming that the maximum number of shares are sold in this Offering. In addition, upon the completion of this offer, there will be options to purchase shares of our Common Stock outstanding, based on the number of such awards outstanding on. To the extent shares of Common Stock shares are issued with respect to such awards in the future, there will be further dilution to new investors.

There is no minimum offering. We have elected to proceed with no minimum amount of funds raised in this offering. Consequently, we will proceed with whatever funds are available. All funds will be immediately available to the Company. There is no assurance that such funds will be sufficient to successfully operate. Risk will be proportionally increased. Further, the less funds that are raised, the greater the dilution that will be faced by the investors in this offering. See “Dilution.”

Non-FDA Government Regulation May Affect our Results. The advertising of our products will be subject to both FDA and Federal Trade Commission regulations. In addition, the sale and marketing of our devices will be subject to a complex system of federal and state laws and regulations intended to deter, detect, and respond to fraud and abuse in the healthcare system. These laws and regulations restrict and may prohibit pricing, discounting, commissions and other commercial practices that may be typical outside of the healthcare business. In particular, anti-kickback and self-referral laws and regulations will limit our flexibility in crafting promotional programs and other financial arrangements in connection with the sale of our products and related services, especially with respect to physicians seeking reimbursement through Medicare or Medicaid. These federal laws include, by way of example, the following:

•The anti-kickback statute prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs;

•the physician self-referral prohibition, commonly referred to as the Stark Law, which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians or their immediate family members have ownership interests or with which they have certain other financial arrangements;

•the anti-inducement law, which prohibits providers from offering anything to Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and

•the Civil Monetary Penalties Law, which authorizes the US Department of Health and Human Services (“HHS”) to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with people excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protection, such as limiting the use and disclosure of patient-specific health information. These state laws typically impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relaters, may be filed by almost anyone, including physicians and their employees and patients, our employees, and even competitors. The Health Insurance Portability and Accountability Act of 1996 (HIPAA”), in addition to its privacy provisions, created a series of new healthcare-related crimes.

Our reliance on the activities of our non-employee consultants, whose activities are not wholly within our control, may lead to delays in the development of proposed products or in the development of our business. We rely extensively upon and have relationships with consultants. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

Our Proposed Additional Operations, should they be realized, also involve significant risks. The Company has been investigating several acquisitions in other related industries. All of the proposed targets are profitable and generate cash flow. The Company has entered into a non-binding letter of intent with one acquisition target but has not entered into any definitive binding agreements to acquire any target. Even if we are successful in acquiring a target, no assurance can be given that we would be able to operate such a company profitably. Present management has no experience in operating a construction company and the construction industry has its own set of risks.

Risks Related to Common Stock

The large number of shares eligible for immediate and future sales may depress the price of our stock. As of the date of this offering circular we have shares of common stock outstanding. shares are “free trading” and may serve to overhang the market and depress the price of our common stock.

“Penny Stock” rules may make buying or selling our common stock difficult. Limitations upon Broker-Dealers Effecting Transactions in “Penny Stocks.” Trading in our common stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in “penny stocks.” Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a “penny stock” because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on “penny stocks”, which makes selling our common stock more difficult compared to selling securities which are not “penny stocks.” Rule 15a-9 restricts the solicitation of sales of “penny stocks” by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii)

reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in “penny stocks”, and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser’s investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in “penny stocks” first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in “penny stocks”, (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock. In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculatively low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because our common stock is deemed a low-priced “penny stock,” it will be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock” rules as defined in Rule 3a51-1. A penny stock is generally defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker dealer to:

•Deliver to the customer, and obtain written receipts for, a disclosure document;

•Disclose certain price information about the stock;

•Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•Send monthly statements to customers with market and price information about the penny stock; and

•In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We Have Paid No Dividends. We have never paid any dividends on our common stock, and we do not intend to pay any dividends in the foreseeable future.

We may allocate the net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section titled “Use of Proceeds” and with which you may not agree. The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditure will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions. See “Use of Proceeds” for additional information.

Management will have substantial discretion over the use of the proceeds of this Offering and may not choose to use it effectively. We plan to use the proceeds from this Offering as set forth in the section entitled “Use of Proceeds.” Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could materially harm our business.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. Blockhold’s Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions.

DILUTION

The term “dilution” refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all the Shares in this offer are fully subscribed and sold, the remaining Shares offered herein will constitute approximately 34.45% of the total Shares of stock of the Company. The Company anticipates that subsequent to this offering the Company may require additional capital or issue Shares of Stock in consideration of services rendered to the Company and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fundraising will further dilute the percentage ownership of the Shares sold herein in the Company. The dilution table below is based on the Company’s balance sheet dated September 30, 2024. The total shares outstanding assumes exercise of all outstanding options.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering. The table below assumes a midpoint price of $1.75 per share.

	100%	75%	50%	25%
Net Tangible Assets	$5,248,079	$3,716,829	$2,180,579	$649,329
Offering Expenses	$288,750	$216,581	$216,581	$73,187
After Offering Expenses	$4,959,329	$3,500,248	$1,963,998	$576,142
New Shares	3,500,000	2,625,000	1,750,000	875,000
Total Shares	10,713,974	9,838,974	8,963,974	8,088,974
Previous Value	$(.1174)	$(.1174)	$(.1174)	$(.1174)
Book Value per Share	$.4629	$.3558	$.2191	$.0712
Increase to Old Shareholders	$.5803	$.4732	$.3365	$.1886
Change in Value	$(1.17)	$(1.28)	$(1.41)	$(1.68)
Percentage Dilution	73.55%	79.67%	87.48%	95.94%
Percentage of Outstanding	%	%	%	%

Ownership Dilution

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of December 31, 2023, was $(799,326) (unaudited), or $(.1186) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

Without giving effect to issuances of shares of common stock after December 31, 2023, the tables below illustrate the dilution to purchasers of Remaining Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Remaining Shares are sold.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 3,500,000 Shares, on a best-efforts basis, at a range between $1.50-$2.00 per share. Any funds derived from this offer will be immediately available to us for our use in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

We intend to sell the Shares in this offering through the efforts of our officers and directors. The officers and directors will not receive any compensation for offering or selling the Shares.

Procedures for Subscribing

If you are interested in subscribing for Shares in this offering, please submit a request for information by e-mail to our CEO, Mr. Bryan Luce at: bryan@telecareholdings.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Shares, you are required to follow the procedures described therein, which are:

•Electronically execute and deliver to us a subscription agreement; and

•Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Form 1-A will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company, and the Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See State Qualification and Investor Suitability Standards below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $10,000 of the Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in the amount of at least $5,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Form 1-A does not constitute an offer to sell or the solicitation of an offer to purchase any Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

We intend to have this Offering qualified under the securities laws of Colorado, Connecticut, Delaware, Georgia, Puerto Rico and New York. However, we may, at a later date, decide to sell Shares in other states or to international investors. In the case of each state in which we sell the Shares, we will qualify the Shares for sale with the applicable state securities regulatory body or we will sell the Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural people. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A+ offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

i.You are a natural person who has had an individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years and have a reasonable expectation of reaching the same income level in the current year.

ii.You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

iii.You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer.

iv.You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000.

v.You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

vi.You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor.

vii.You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

viii.You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Issuance of Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Shares.

Transferability of the Shares

The Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Form 1-A, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Form 1-A and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Shares, these materials will not give a complete understanding of our company, this offering or the Shares and are not to be considered part of this FORM 1-A. This offering is made only by means of this Form 1-A and prospective investors must read and rely on the information provided in this Form 1-A in connection with their decision to invest in the Shares.

We are offering up to 3,500,000 shares of our Common Stock for a total of up to $7,000,000 in gross offering proceeds, assuming all securities are sold at the maximum offering price. There is a $10,000 minimum investment established for investors and no minimum Offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for our use. We may, in our sole discretion, choose to accept the cancelation of debt owed by us as consideration for shares of common stock offered hereby. Any shares of Common Stock sold for debt cancellation shall be subject to the same terms and conditions as other shares sold hereunder, including the purchase price for such shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to us at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on us until it is accepted on our behalf by our CEO or by specific resolution of our Board of Directors. We may accept or reject any subscription, in whole or in part, in its sole discretion.

We will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise, shareholders’ shares may be noted and held in our corporate shareholder register.

OTC Markets Considerations

The OTC Markets is separate and distinct from the New York Stock Exchange and Nasdaq stock market or other national exchange. Neither the New York Stock Exchange nor Nasdaq has a business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to the New York Stock Exchange and Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although other national stock markets have rigorous listing standards to ensure the high quality of their issuers and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on Nasdaq or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than New York Stock Exchange and Nasdaq-listed securities.

USE OF PROCEEDS TO COMPANY

The Use of Proceeds is an estimate based on the Company’s current business plan. A portion of the proceeds from this Offering may ultimately be used to compensate or otherwise make payments to officers or directors of the Company. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. Until sufficient funds are raised by the Company to sufficiently fund research activities, management may utilize some or all of the funds from this Offering for further capital raising efforts, rather than as set out in this Use of Proceeds section of the Offering Circular.

The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, loss of suppliers, loss of service contracts, price increases of supplies and materials, inadequate capital, inability to raise capital or financing, the risk of litigation, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, unanticipated expenses or losses, adverse publicity and news coverage, loss of key executives, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

The short-term goal for Blockhold is to properly capitalize, market its products and services and seek other business opportunities that would complement its current business activities in the most efficient way possible. To achieve the next phase of the Blockhold Business Plan, Blockhold expects to spend approximately $3.5 million dollars to complete the following:

•General and Administration operations.

•Aggressively pursue additional acquisition opportunities.

•Hire additional sales and marketing staff for its current holdings.

•The Company will also be pursuing ongoing financing to support its acquisition goals.

Assuming $2.00 Offering Price (Max)	25%	50%	75%	100%
Shares Sold	875,000	1,750,000	2,625,000	3,500,000
Gross Proceeds	$1,750,000	$3,500,000	$5,250,000	$7,000,000
Offering Expenses(1)	35,000	35,000	35,000	35,000
Net Proceeds	$1,715,000	$3,465,000	$5,215,000	$6,965,000
Sales & Marketing	120,050	242,550	365,050	487,550
Website Enhancements	120,050	242,550	365,050	487,550
Liabilities	165,000	322,000	498,000	634,000
Working Capital	1,207,000	2,450,000	3,674,000	4,937,901
General & Administrative	102,900	207,900	312,900	417,900
Total	$1,715,000	$3,465,000	$5,215,000	$6,965,000

Assuming $1.75 Offering Price (Mid)	25%	50%	75%	100%
Shares Sold	875,000	1,750,000	2,625,000	3,500,000
Gross Proceeds	$1,531,250	$3,062,500	$4,593,750	$6,125,000
Offering Expenses(1)	35,000	35,000	35,000	35,000
Net Proceeds	$1,496,250	$3,027,500	$4,558,750	$6,090,000
Sales & Marketing	104,738	211,925	319,113	426,300
Website Enhancements	104,738	211,925	319,113	426,300
Liabilities	133,000	294,000	434,000	582,000
Working Capital	1,063,999	2,128,000	3,212,999	4,290,000
General & Administrative	89,775	181,650	273,525	365,400
Total	$1,496,250	$3,027,500	$4,558,750	$6,090,000

Assuming $1.50 Offering Price (Min)	25%	50%	75%	100%
Shares Sold	875,000	1,750,000	2,625,000	3,500,000
Gross Proceeds	$1,312,500	$2,625,000	$3,937,500	$5,250,000
Offering Expenses(1)	35,000	35,000	35,000	35,000
Net Proceeds	$1,277,500	$2,590,000	$3,902,500	$5,215,000
Sales & Marketing	89,425	181,300	273,175	365,050
Website Enhancements	89,425	181,300	273,175	365,050
Liabilities	114,000	252,000	372,000	499,000
Working Capital	908,000	1,820,000	2,750,000	3,673,000
General & Administrative	76,650	155,400	234,150	312,900
Total	$1,277,500	$2,590,000	$3,902,500	$5,215,000

(1)The fees are associated with the raising and management of the Regulation A offering. This amount primarily includes legal and auditing expenses.

DESCRIPTION OF BUSINESS

Overview

BlockHold Capital Corporation (Blockhold herein) Inc. is a dynamic and diversified publicly traded Venture Development and Holding Company poised to enter the investment landscape through a Reg A filing. As a new entrant in the market, Blockhold aims to create long-term value for its shareholders by strategically managing a diverse portfolio of companies across various industries.

BlockHold, as a parent holding company, provides a unique opportunity for diversification. By investing in multiple Portfolio and subsidiary companies across different industries and sectors, the parent company spreads its risk and reduces its exposure to any single business or market. This diversification can help to mitigate volatility and protect the overall investment portfolio.  BlockHold Capital Corporation can leverage the synergies and cross-selling opportunities among its subsidiaries as well as connecting existing companies to innovation. By fostering innovation, collaboration, sharing resources, knowledge, and expertise across different businesses, BlockHold Capital will unlock value and create competitive advantages other entities, such as Private Equity and Venture Capital cannot. We believe this will lead to increased revenue generation, cost efficiencies, accelerated growth and ultimately, shareholder returns.

Overview of the investment strategy

As a parent holding company, Blockhold Capital actively manages its portfolio of subsidiary companies. It continually assesses the performance of each platform and subsidiary, identifies opportunities for growth or divestment, and makes strategic investment decisions accordingly. This active portfolio management approach helps the Blockhold Capital optimize its investment allocation and maximize returns.

As a venture development company, we help facilitate the entire life cycle of growth. Growth comes in three formats. Accretive growth, innovative growth and organic growth.  It is our philosophy that treating each portfolio of companies holistically, looking at all components of growth will generate a more consistent return over the life cycle of the portfolio.  We believe the blending of innovation as well as the time-tested structure of a holding company will generate strong risk-mitigated returns for our shareholders.

BlockHold board and executive staff possess a wealth of experience, industry knowledge, and managerial expertise. We provide guidance, support, and resources to our subsidiary companies, helping them navigate challenges, implement best practices, and drive growth. This value-added expertise enhances the overall performance of the portfolio and boosts Blockhold’s investment returns.

Corporate History

Our predecessor company, Moms Online, Inc. was incorporated in December 2010 in Nevada. The Company changed its name to Blockhold Capital Corporation on April 17, 2018.

Acquisition of Virtual Clinic LLC and Blue Sky Home Partners, LLC

The Company acquired two companies on July 1, 2021, Virtual Clinic, LLC and Blue Sky, LLC. The Company originally issued 850,000 shares of its common stock valued at $.50 per share. The acquisition of Blue Sky, LLC was rescinded on March 31, 2022, and has been reversed as if the transaction never occurred. The shares issued of 250,000 have been cancelled and returned to the treasury of the Company. The remaining two companies are currently being audited and Blockhold allocated the purchase price to the assets and liabilities acquired with the balance being allocated to goodwill. The Company has entered into the business of Tele-Health and Home Healthcare.

The Company through a consulting agreement acquired a distributor contract to enter into the Wound Care business for 580,000 shares. This consulting contract was terminated on March 24, 2023, with the return to treasury of the 580,000 shares and a payment by the Company of $11,000 to the seller of the contract. The shares in this agreement have not been cancelled as of the date of this report.

A new chapter

The first quarter of 2023 for the company recognized some significant changes. The company on boarded a new president and a new board of directors.   The current structure of the board and management team brings together a combination of innovation merger and acquisition advisory experience as well as operations

As of the beginning of May, we have launched our new wound care company – Sanologics, Inc., as a Wyoming based C-corp. The root name – Sano, is Latin, meaning “To Heal”.  We have negotiated nationwide distribution agreements with two distribution companies that will allow us to offer up to seven different amniotic treatments as well as setting up multiple distribution agreements with clinical providers.  We are also developing a “wound care in a box” program for the same clinicians, details to be announced shortly.  Currently we have 3 service providers under agreement for Sanologics.  We anticipate boarding revenue by the first quarter of 2025. The unwinding of the Wound Biologics agreement has had a negative impact on our anticipated cash flow for the fiscal year of 2023. However, we are aggressively working with our existing database of clinicians and anticipate the first half of 2025 will rebound to bring the current holdings into positive EBITDA.

Simultaneously with the development of Sanologics, Inc, we are in the initial due diligence phase for launching our nationwide allergy program. This development is taking slightly longer as we have to develop a PE friendly, nationwide program with physicians and / or licensed clinicians.  The allergy division will run through the virtual clinic platform.  As of this time we are still getting legal opinions about whether to form a new company or run this revenue stream through the virtual clinic platform.  The development of a PE friendly program will open up a broad range of growth opportunities for the telecare division nationally.

The virtual clinic platform, under new guidance, his onboarded 10 new clients per month, and increased revenue per month by over 20%. Management has reorganized and restructured acquisition agreements, renegotiated debt instruments, and is rapidly moving the company towards profitability.  Currently the company is operating on a 24% CAGR

Market Analysis – Virtual Healthcare portfolio

The virtual healthcare market has been expanding rapidly and is expected to reach a substantial market size. According to a recent report, the global virtual healthcare market size is projected to reach $31.78 billion by 2023, growing at a CAGR of 23.27% during the forecast period (2018-2023).

The virtual healthcare market has experienced significant growth and transformation in recent years, driven by advancements in technology, increasing demand for remote healthcare services, and the need for accessible and convenient healthcare solutions. For the telecare division the thesis is driven by the expansion of the virtual healthcare segment.  Currently with virtual clinic as the initial acquisition in the portfolio and the analysis of the company’s data sets show a strong alignment towards health maintenance as well as the diabetic sector strategy.  We believe the following segments show the strongest accretive and organic growth opportunities for the Telecare division.

Telemedicine:

Telemedicine is a key component of virtual healthcare, enabling remote consultations and diagnosis through video calls, phone calls, or online messaging. The COVID-19 pandemic has accelerated the adoption of telemedicine significantly. According to a report by McKinsey, in the United States, the number of telehealth visits increased by 154% in March 2020 compared to the previous year.

Remote patient monitoring:

Remote patient monitoring allows healthcare providers to monitor patients’ vital signs and health data remotely, enhancing the management of chronic diseases and post-surgical care. The global remote patient monitoring market is projected to reach $1.98 billion by 2025, growing at a CAGR of 13.5% from 2020 to 2025, according to a report by Grand View Research.

Digital Health Apps:

The availability of healthcare-related mobile applications has surged, providing users with access to various virtual healthcare services, such as symptom checkers, medication reminders, and fitness tracking. As of 2020, there were over 325,000 mobile health apps available on major app stores worldwide, as reported by the IQVIA Institute for Human Data Science.

Remote Pharmacies and Prescription Delivery:

Virtual healthcare includes remote pharmacy services and prescription delivery, enabling patients to receive medications conveniently. The global tele pharmacy market is anticipated to reach $9.3 billion by 2028, growing at a CAGR of 16.1% from 2021 to 2028, according to a report by Grand View Research.  The development of our national PE friendly partnership is significant in the deployment and development of this sector.

Wound Care:

Market Size: In 2020, the global diabetic wound care market was valued at approximately USD 8.6 billion. It is expected to experience significant growth over the coming years.  The market has been growing at a compound annual growth rate (CAGR) of around 6% to 7% from 2017 to 2020. It is projected to maintain a similar growth rate in the foreseeable future. Diabetic foot and leg ulcers (DFUs) are one of the most common types of diabetic wounds. They account for a significant share of the market, as they often require advanced wound care products and therapies.  These therapies represent the key offerings for Sanologics.

These statistics highlight the growing importance and potential of the virtual healthcare market, driven by technological advancements and the increasing need for accessible and convenient healthcare services.  BlockHold’s Telecare division will Be well poised for growth in this sector keeping in alignment with our venture development and holding company thesis we are able to connect with early-stage technologies with a TRL level of 8 or greater as well as numerous SMB enterprises who are seeking to grow and need a capital partner with a greater vision.

Data: Simultaneously with growing these companies, the key driver behind the integration and consolidation of these entities will be the capture of significant key data sets. The alignment of each of the portfolio entities data sets will provide significant opportunities for monetization, research and development for our portfolio companies, which will also lead to interest by the larger syndicated corporations already publicly traded. By targeting the lower middle market sectors, we believe there is a significant opportunity to capture multiple datasets that may lead to significant valuation increases of the portfolio companies.

Competitive landscape analysis:

Healthcare is one of the largest and judiciary sectors in North America, Dominated by multiple conglomerate companies such as united healthcare, Teledoc and many others.   As companies have grown larger through multiple acquisitions come on it is our opinion that they are losing focus and what is truly innovative and simultaneously profitable. Health care has become regionalized, and these smaller markets and rural communities are underserved. We believe this allows is a competitive advantage. Our core offerings can be bundled together to help increase the revenue of small medical practices while simultaneously increasing profitability and offering them a pathway towards greater growth.

It’s important to note that the competitive landscape in the telemedicine industry is constantly evolving, and new players may emerge while existing ones continue to innovate. Additionally, regional and niche-focused telemedicine companies exist, targeting specific geographic areas or specialized healthcare services.  We believe that these regional players are our key pathway towards long-term sustainable growth while generating significant returns for our investors.

Investment Thesis Drivers:

The key drivers for our investment thesis are the three main components of growth: accretive, organic, innovative.  Blockhold seeks to discover and explore the synergies in business operations and data that support the growth of our existing companies as well as our client companies. Acquiring new customers, products and services and cross collateralization of our company’s data will allow expedited growth across our platforms.

Healthcare and Wellness are changing the landscape of medical practice. We believe smaller companies with specialization and market differentiation will allow us to enter segments that align with specific portfolios and gain scale at a more rapid rate than other companies seeking to grow organically.

Telehealth Business Development

Management believes that Telehealth, also known as telemedicine, provides Blockhold with a lucrative business opportunity for financial sales for Telehealth developers and sales professionals. The hardware segment is expected to grow at a revised CAGR of 27.3% for the next 8-year period, indicating a huge demand for telehealth equipment. Financial sales professionals can capitalize on this demand by providing financing options for telehealth equipment. This trend is expected to continue as telehealth becomes more commonplace in healthcare. Blockhold’s development of a robust telehealth platform for SofPulse Health offers significant opportunities for increased growth and revenue of the company.

Telehealth Global Healthcare Market

Telehealth is a rapidly growing field within the healthcare industry. It uses technology to provide remote medical care and consultation to patients, reducing the need for in-person visits. The telehealth market has experienced an unprecedented surge in growth as a result of the COVID-19 pandemic. According to a recent report by Reportlinker.com titled: “Global Telehealth Industry”, the global market for telehealth is projected to reach $723.3 billion by 2030, with a CAGR of 23% from 2022 to 2030. The software and services segment is expected to record a CAGR of 21.1%, reaching $462.8 billion by the end of the analysis period. The pandemic has served as a catalyst for this growth, as patients seek alternative ways to access healthcare services amid restrictions on in-person visits.

Sales and Marketing

Our prime objective is to position Blockhold as a market leader in pain management, and other aligned markets achieving estimated annualized revenues of $2.0 million by the end of 2025

In order to achieve this objective, we have developed a compelling and disruptive marketing strategy to include:

•Direct to consumer sales

•chiropractors, Nurse practitioners and other medical professionals working with the elderly or with diabetes patients.

Social media is central in our communications with our targeted consumers. We have already established presence on key social media platforms such as Twitter, Facebook, Instagram and LinkedIn, to name a few.

The company will be working with a leading telemedicine partner in the US. that have the proven ability to successfully roll out the initiative and promote it to potential users.

In addition to the above, Blockhold is also either using or will be developing the following marketing programs:

•Email marketing – we will be acquiring and developing a comprehensive database of surgeons, physicians and other influential decision makers in order to maintain a communication flow about Blockhold’s companies

•Mobile marketing/Apps – we will also maintain a communication flow through mobile phone sites and apps

•Print marketing materials (brochures, flyers, etc.)

•Referrals and Word-of-mouth – the positive outcomes experienced by our customers will generate significant goodwill that will permeate throughout the market

Competition

New Product Development

Blockhold has an exhaustive pipeline of new products. These would include:

•Diabetic, pain management and other med-tech opportunities currently under evaluation and due diligence

Employees

We do not have any employees but rely on consultants. We have retained approximately 9 individuals as independent contractors that are involved in management, business development and sales, research & development and administrative functions.

DESCRIPTION OF PROPERTY

We have an office location in a serviced office suite in Las Vegas, NV which we rent on a month-to-month basis. We believe such an office is adequate for our present needs.

Legal Proceedings

None

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations Nine Months Ended September 30, 2024 and 2023.

	As of September 30,		Favorable
	2024	2023	(Unfavorable)

Revenue	$472,877	$438,307	34,570
Cost of revenue	315,447	356,461	41,014
Gross profit	157,430	81,846	75,584

Operating expenses	355,627	245,121	(110,506)

Loss from operations	(198,197)	(163,275)	(34,922)

Other expense	256	(10,622)	10,878

Net loss	$(197,941)	$(173,897)	$(24,044)

Revenue

Revenue of the Company’s Virtual Clinic product during the current year increased by $164,376.  The Company had $129,806 in licensing revenue in the first quarter of 2023.

Revenues for sales of our Virtual Clinic product are typically recognized at the time the product is shipped, at which time the title passes to the customer, and there are no further performance obligations. During the year ended December 31, 2023, the Company also recognized $129,806 in royalty/licensing revenue.

We anticipate that revenue will increase in future periods as the roll out of the Wound Care products continues. The Company is looking to partner with global participants in the wound management market to spur its expansion. The Company expects such investment alternatives to include partnerships, joint ventures, and distribution agreements for the health offerings. The Company also looks to expand on current initiatives with the Department of Defense, the Department of Veterans Affairs, and other diabetes related markets.

Cost of Revenue

Cost of revenue increased by $82,300 or 35.3% from the previous year to $315,447 during the current year compared to $233,147 during the previous year from its only revenue generating operations from Virtual Clinic. The cost of revenue is recognized by those sales recorded as gross, for which we are the principal in the transaction as opposed to net sales, which reflect no cost of revenue.  The prior year cost of revenue including commissions paid from a previous licensing agreement the Company had through the end of the first quarter in 2023.

It is anticipated that the cost of revenue will increase in future periods.

Operating Expenses

Our operating expenses increased by $110,496 to $355,627 in 2024 compared to $245,131 in 2023. The operating expenses were comprised primarily of consulting fees, professional fees, and stock-based compensation. This change was due primarily to an increase in stock-based compensation and a decrease in a contract for a web based platform.

Other Expense

The other expense was $256 in 2024 compared to $(10,622) in 2023. Other Expense includes interest expense, loss on contract termination and interest income.

The increase in other expenses during the nine months ended September 30, 2023 was primarily the result of the loss on a contract termination.

Liquidity and Capital Resources

	As of September 30,		Increase
	2024	2023	(Decrease)
Working Capital

Current assets	$64,875	$136,776	$(71,901)
Current liabilities	911,796	880,411	31,385
Working capital deficit	$(846,921)	$(743,635)	$(103,286)

Stockholders’ deficit	$(546,921)	$(743,635)	$196,714

	For Nine Months Ended September 30,		Increase
	2024	2022	(Decrease)
Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(10,875)	$(168,936)	$158,061
Financing activities	$(10,000)	$-	$10,000

	As of September 30,		Increase
	2024	2023	(Decrease)
Balance Sheet Select Information

Cash, receivables and goodwill	$364,875	$136,776	$228,099

Accounts payable and accrued liabilities	$911,796	$880,411	$31,385

Results of Operations Year Ended December 31, 2023 and December 31, 2022.

	As of December 31,		Favorable
	2023	2022	(Unfavorable)

Revenue	$560,373	$437,420	122,953
Cost of revenue	472,992	350,245	(122,747)
Gross profit	125,365	58,120	206

Operating expenses	342,717	380,829	38,112

Loss from operations	(255,336)	(294,174)	38,318

Other expense	(10,416)	(520)	(9,896)

Net loss	$(265,752)	$(294,174)	$28,422

Revenue

Revenue of the Company’s Virtual Clinic product during the current year increased by $122,953.

Revenues for sales of our Virtual Clinic product is typically recognized at the time the product is shipped, at which time the title passes to the customer, and there are no further performance obligations. During the year ended December 31, 2023, the Company also recognized $113,620 in royalty/licensing revenue from a former related party.

We anticipate that revenue will increase in future periods as the roll out the Wound Care products continues. The Company is looking to partner with global participants in the wound management market to spur its expansion. The Company expects such investment alternatives to include partnerships, joint ventures, and distribution agreements for the health offerings. The Company also look to expand on current initiatives with the Department of Defense, the Department of Veterans Affairs, and other diabetes related markets.

Cost of Revenue

Cost of revenue increased by $122,747 or 33.3% from the previous year to $472,992 during the current year compared to $350,245 during the previous year. The cost of revenue is recognized on those sales recorded as gross for which we are the principal in the transaction as opposed to net sales which reflect no cost of revenue.

It is anticipated that the cost of revenue will increase in future periods.

Operating Expenses

Our operating expenses decreased by $38,112 to $342,717 in 2023 compared to $380,829 in 2022. The operating expenses were comprised primarily of consulting fees, professional fees, and stock-based compensation. This change was due primarily to a decrease in the contract for a web-based platform.

Other Expense

The other expense was $10,416 in 2023 compared to $520 in 2022. Other Expense includes interest expense, loss on contract termination and interest income.

The increase in other expenses during our fiscal year 2023 was primarily the result of the loss on a contract termination.

Liquidity and Capital Resources

	As of December 31,		Increase
	2023	2022	(Decrease)
Working Capital

Current assets	$120,850	$885,712	$(764,862)
Current liabilities	920,176	875,440	44,736
Working capital deficit	$(799,326)	$10,272	$(809,598)

Stockholders’ deficit	$(799,326)	$10,272	$809,598

	For Years Ended December 31,		Increase
	2023	2022	(Decrease)
Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(184,862)	$(187,794)	$2,932
Financing activities	$-	$440,000	$440,000

	As of December 31,		Increase
	2023	2022	(Decrease)
Balance Sheet Select Information

Cash	$85,850	$270,712	$(184,862)

Accounts payable and accrued liabilities	$889,181	$851,502	$37,679

Going Concern

We believe that our ongoing losses and lack of resources cause doubt about our ability to continue as a going concern.

Since inception and through June 30, 2024, the Company has raised in excess of two million in equity. These funds have been used to commence the operations of the Company to acquire and begin the development of its intellectual property portfolio. These activities include corporate development, acquisitions and operating costs. Our accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these consolidated financial statements. The Company has incurred substantial losses since its inception. Its current liabilities exceed its current assets, and available cash is not sufficient to fund expected future operations. The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. To reduce the risk of not being able to continue as a going concern, management has implemented its business plan to materialize revenues from various potential marketing agreements, has engaged various private parties to raise additional capital and is seeking out profitable companies. Our cash on hand at June 30, 2024 was less than $100,000. This will be sufficient through December 31, 2024 to fund operations if additional capital is not raised.

MANAGEMENT

The following table sets forth the name and age of officers and director. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position	Term of Office	Approximate Hours per Week
Bryan Luce	58	Director, President, Interim CFO	12/2025	30
Joe Ramelli	56	Director, Secretary	12/2025	20
Kayur Patel	60	Chief Medical Officer	12/2025	25
Robert Schlegel	76	Director	12/2025	5
Trent Gunter	68	Director	12/2025	10
Ashley Sawdaye	50	Director	12/2025	5

Biographies

Bryan Luce, President and Director. Brian is a senior business and financial executive experienced in C-Suite and corporate management, mergers & acquisitions, finance, strategic planning, turnarounds and growth strategies.  Mr. Luce has held officer-level positions in start-ups through mid-market companies.  In addition to his extensive experience in M&A, growth and turnaround strategies, Bryan is an entrepreneur, founding several start-up companies and serving as a mentor and angel investor to dozens of early-stage companies.   Mr. Luce has worked across multiple sectors, including Aviation, Bio-Tech, Clean-tech, Med-tech, Manufacturing, Plastics, Transportation & Logistics, Real Estate, Finance and Technology companies.  He is a mentor for multiple early-stage Incubators, and programs for NYSERDA, and the Clean Tech Open. Mr. Luce is Certified in lean processes, Sig-Sigma, and project management. Mr. Luce spent over ten years as a volunteer Paramedic, firefighter, EMS and CPR Instructor.

Joe Ramelli has been the Secretary and director since December 2022. Joe Ramelli, Secretary and Director. Joe is the President of Ramelli Asset Management. and is an investor and consultant providing strategic advisory services to biotech companies. Mr. Ramelli has advised CEOs on business strategies, business development, capital raising, talent acquisition, and corporate governance. Mr. Ramelli has also been a Senior Equity Analyst at EOS Funds, where he conducted extensive research on companies to evaluate investment prospects. He has also developed in-depth financial models and forecasts and evaluated the competitive landscape of target companies. Mr. Ramelli also has acted as CEO of a publicly traded biotech company, where he oversaw and managed all aspects of the company while executing a successful restructuring and reorganization at the request of the company’s largest investors. Mr. Ramelli started his career at Barclays Global Investors.

Trent Gunter, MBA, has been a director since December 2022.

Trent is a financial executive with 40+ years of banking and private equity experience. He is a graduate of The Wharton School and the UCLA Anderson School of Management, where he was a Dean’s Fellow. Mr. Gunter is currently a managing partner of Helios Energy Corporation, a holding company in the renewable energy industry, and a member of the advisory board of American Battery Factory, an energy storage device company. He has held leadership and senior executive positions at Citibank, Chase Manhattan Bank (now JPMorgan Chase), Morgan Stanley, Daiwa Securities and Credit Lyonnais Securities.

Ashley Sawdaye, MBA, has been a director since March 2018.

Ashley has over 20 years of experience as a seasoned executive, entrepreneur, and investor with expertise in business operations, corporate strategy, and digital marketing. Past experiences include Head of the digital strategy for L’Oreal, Advertising.com (sold to AOL/Time Warner for $435M), and president of a digital marketing consulting firm, Galaxy Consulting, with clientele in healthcare, fintech, AI, and blockchain businesses.

Robert Schlegel has been a director since May 2016.

Bob has been active in the investment and securities industry for over 30 years. He is a Certified Financial Planner and has owned multiple investment advisory companies.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Kayur Patel, MD, Chief Medical Officer. Dr. Kayur Patel is an acclaimed national speaker on the subject of quality in healthcare.  He is a nationally renowned thought leader who has dedicated his work to improving Health Outcomes through innovation in Patient Engagement, Access to Care, and Community Leadership. Dr. Patel is an experienced physician with more than 20 years of practice and leadership roles in Internal Medicine, Emergency Medicine, and Occupational Health. His forte lies in aligning physicians and hospital leaderships for successfully converting the challenges of healthcare reforms into opportunities for the community, physicians and hospitals. A result-oriented Business & Healthcare Leader, Dr. Patel is a Fellow of the American College of Physicians, American College of Physician Executives, American College of Healthcare Executive and American College of Emergency Physicians.

Code of Ethics

We do not have a code of ethics that applies to our officers, employees and directors.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. We have a board consisting of one member. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and our director of the corporation. All material communications from stockholders are relayed to our board.

Role in Risk Oversight

Our board is primarily responsible for overseeing our risk management processes. The board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following executives of the Company received compensation in the amounts set forth in the chart below for the fiscal years ending December 31, 2023 and 2022. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Bryan Luce, President	2023	$60,000	$-	$-	$-	$60,000
Interim CFO, and Director	2022	$-	$-	$-	$-	$-

Joe Ramelli, Secretary	2023	$24,000	$-	$-	$-	$24,000
	2022	$-	$-	$-	$-	$-

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Bryan Luce, President, Interim CFO, and Director	50,000	-	$1.00	4/17/2027
Joe Ramelli, Secretary and Director	70,000	-	$1.00

Compensation of Directors

The directors receive no compensation for serving as directors. However, the Company may reimburse its directors for any out-of-pocket cost reasonably incurred to attend a Board meeting.

Compensation Agreements

All new officers have agreed to accrue and defer payment of their compensation until the Company has generated sufficient financing proceeds or revenue to pay such compensation. Mr. Luce received compensation of $5,000 per month.

Stock Incentive Plan; Options; Equity Awards

We have not adopted any long-term incentive plan that provides compensation intended to serve as an incentive for performance.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Nevada law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and officers.

There is no pending litigation or proceedings involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on the liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 30, 2024, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 30, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of people named above, any shares that such person or person has the right to acquire within 60 days of September 30, 2024, is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of 3226 Clark Rd., Sarasota, FL, 34231.

Name	Title of Class	Amount of Beneficial Ownership	Percent of Ownership
Officers and Directors
Bryan Luce	Common	69,000	<1%
Joe Ramelli	Common	34,000	<1%
Kayur Patel	Common	180,000	2.70%
Ashley Sawdaye	Common	8,400	<1%
Robert Schlegel	Common	161,400	2.42%
Trent Gunter	Common	0	0%
SUB-TOTAL		452,800	6.79%
Other Beneficial Owners
Calvin Wong	Common	903,500	13.56%
Ed Wong	Common	275,000	4.12%
IceLounge Media, Inc.*	Common	2,021,619	30.35%
SUB-TOTAL		3,200,119	48.03%
TOTAL		3,652,919	54.82%

* IceLounge Media is owned and controlled by Calvin Wong.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of Blockhold

DESCRIPTION OF CAPITAL STOCK

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorize us to issue (a) 125,000,000 shares of Common Stock, par value $0.001 per share, of which, 6,658,974 shares are issued and outstanding as of the date of this Offering Circular, and (b) 9,300,000 shares of Preferred A Stock, $0.001 par value per share, 0 of which were issued and outstanding on December 31, 2023, and (c) 5,000,000 shares of Preferred B Stock, $0.001 par value per share, 0 of which were issued and outstanding on December 31, 2023.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 9,300,000 shares of Preferred A Stock, and up to 5,000,000 shares of Preferred B Stock in one or more series with such designations, voting powers, if any, preferences and relative, participation, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.

Preferred A Stock

On February 13, 2023, the Company filed a Certificate of Designation that authorized the issuance of up to nine million, three hundred thousand (9,300,000) shares of a new series designated “Preferred A Stock,” and five million (5,000,000) shares of a new series designated “Preferred B Stock” established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Preferred Stock A shall be entitled to convert into one hundred (10) shares of Common stock.

There are no rights to dividends or liquidation preferences associated with Preferred A Stock. Currently there are no Preferred A Stock issued.

The summary of the rights, privileges and preferences of the Preferred A Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is an exhibit hereto.

Preferred B Stock

On February 13, 2023, the Company filed a certificate of designation for 5,000,000 shares of Preferred B Stock designated as Preferred B (“Series B”) which are authorized and convertible, at the option of the holder, commencing six months from the date of issuance into common shares. For each share of Series B, the holder, on conversion, shall receive two (2) shares of common stock. As of the date of this Prospectus, there are no Preferred B shares outstanding.

Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for the development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent

The transfer agent for our common stock is:

Securities Transfer Corporation

2901 Dallas Pkwy, Ste #380

Plano, TX, 75093

Ph: (469) 633-0101

LEGAL MATTERS

The validity of the common stock offered by this offering circular will be passed upon for us by Jeff Turner, Esq of JDT Legal, West Jordan, Utah.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The financial statements for the years ended December 31, 2023 and 2022, included in this prospectus were prepared by management and have not been audited.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form Registration A with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock. All our Annual and Quarterly Reports are filed with OTC Markets.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, California on December 20, 2023.

Blockhold Capital Corporation

Dated: December 20, 2024	By:	/s/ Bryan Luce
Bryan Luce
President

This offering statement has been signed by the following people in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Luce	President	December 20, 2024
Name: Bryan Luce

PART F/S: FINANCIAL STATEMENTS

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BLOCKHOLD CAPITAL CORPORATION

Consolidated Balance Sheets

September 30, 2024 and December 31, 2023

(Unaudited)

	September 30,	December 31,
	2024	2023

ASSETS

Current Assets
Cash	$64,875	$85,850
Advance receivable	-	35,000
Total Current Assets	64,875	120,850

Other Assets
Goodwill and Intangibles	300,000	-
Total Other Assets	300,000	-
Total Assets	$364,875	$120,850

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$57,733	$81,658
Deposits from customers	38,385	30,995
Deposit from exercised options	70,000	-
Due to related parties	745,678	807,677
Total Current Liabilities	911,796	920,330
Total Liabilities	911,796	920,330

Commitments and contingencies	-	-

Stockholders (Deficit)
Common stock, $.001 par value, 75,000,000 shares authorized; 7,213,974 shares issued and outstanding at September 30, 2024 and December 31, 2023	7,214	6,741
Additional paid-in capital	2,882,093	2,387,066
Accumulated (Deficit)	(3,391,228)	(3,193,287)
	(501,921)	(799,480)
Less-Treasury stock	(45,000)	-
Total Stockholders’ (Deficit)	(546,921)	(799,480)
Total Liabilities and Stockholders’ (Deficit)	$364,875	$120,850

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues, net	$176,109	$115,377	$472,877	$438,307

Operating Expenses
Cost of revenues	106,859	94,224	315,447	356,461
General and administrative	172,916	62,338	355,627	245,131
Total operating expenses	279,775	156,562	671,074	601,592

(Loss) before other expenses	(103,666)	(41,185)	(198,197)	(163,285)

Other (expense)
(Loss) on contract termination	-	-	-	(11,000)
Interest income	86	199	256	378
Total other (expense)	86	199	256	(10,622)

(Loss) before income taxes	(103,580)	(40,986)	(197,941)	(173,907)

Income taxes	-	-	-	-

Net (loss)	$(103,580)	$(40,986)	$(197,941)	$(173,907)

(Loss) per share-Basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares outstanding
Basic and diluted	7,213,974	6,740,974	6,900,373	7,042,659

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(197,941)	$(173,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense from stock options issued	22,500	-
Common stock issued for services	70,000	-
Common stock issued for accounts payable to related parties	103,000	-
Changes in assets and liabilities:
Increase/(decrease) in accounts payable and accrued expenses	(22,925)	(22,288)
Increase in deposits due to customers	7,390	5,046
Increase in deposits from exercise of options	70,000	-
Increase/(decrease) in liabilities to related parties	(62,999)	22,213
Net cash provided by/(used) in operating activities	(10,975)	(168,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment for treasury stock	(10,000)	-
Net cash provided by financing activities	(10,000)	-

Net (decrease) in cash	(20,975)	(168,936)

CASH AT BEGINNING PERIOD	85,850	270,712
CASH AT END OF PERIOD	$64,875	$101,776

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH TRANSACTIONS
Additional paid-in capital from stock options	$22,500	$-
Common stock issued for services	$70,000	$-
Common stock issued for accounts payable to related parties	$103,000	$-

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Stockholders’ Equity/(Deficit)

For the Three, Six and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity/(Deficit)

Balance-January 1, 2023	7,320,974	$7,321	$2,966,486	$(2,963,535)	$10,272
Net(loss) for the three months ended March 31, 2023	-	-	-	(51,936)	(51,936)
Balance-March 31, 2023	7,320,974	7,321	2,966,486	(3,015,471)	(41,664)
Cancellation of common stock	(580,000)	(580)	(579,420)	-	(580,000)
Net(loss) for the three months ended June 30, 2023	-	-	-	(80,985)	(80,985)
Balance-June 30, 2023	6,740,974	6,741	2,387,066	(3,096,456)	(702,649)
Net(loss) for the three months ended September 30, 2023	-	-	-	(40,986)	(40,986)
Balance-September 30, 2023	6,740,974	$6,741	$2,387,066	$(3,137,442)	$(743,635)

Balance-January 1, 2024	6,740,974	$6,741	$2,387,066	$(3,193,287)	$(799,480)
Net (loss) for the three months ended March 31, 2024	-	-	-	(47,244)	(47,244)
Balance-March 31, 2024	6,740,974	6,741	2,387,066	(3,240,531)	(846,724)
Value of options granted	-	-	5,625	-	5,625
Net (loss) for the three months ended June 30, 2024	-	-	-	(47,117)	(47,117)
Balance-June 30, 2024	6,740,974	6,741	2,392,691	(3,287,648)	(888,216)
Common stock issued for accounts payable to related parties	103,000	103	102,897	-	103,000
Common stock issued for services	70,000	70	69,930	-	70,000
Common stock issued for acquisition	300,000	300	299,700	-	300,000
Value of options granted	-	-	16,875	-	16,875
Net (loss) for the three months ended September 30, 2024	-	-	-	(103,580)	(103,580)
Balance-September 30, 2024	7,213,974	$7,214	$2,882,093	$(3,391,228)	$(501,921)

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

NOTE 1: THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Blockhold Capital Corporation (the “Company) was originally named Moms Online, Inc. (“Moms Online”), and incorporated in the state of Nevada on October 1, 2010, as an early stage, emerging growth company.  Moms Online, Inc. was formed as a wholly owned subsidiary of Ice Lounge Media, Inc. (“ICE”) to hold, create, collect and adapt social media site aimed at mothers “moms.”

ICE spun out Moms Online to the ICE shareholders in late 2013 to further the ongoing focus of Moms Online on the continued development of websites devoted to moms and to reduce the dual funding obligations of ICE and Moms Online. The spin off was accomplished through a share dividend from ICE to its shareholders. Following the spin-off, ICE retained 50% of the Company while the other 50% was held by the 41 original shareholders of ICE.

On September 25, 2014, the Company filed a Form 10. The Form 10 was approved by the SEC on January 23, 2015. The Company received its symbol (“MOMC”) from FINRA on September 10, 2015. Even though the Company is public, none of its shares have traded publicly as of the date of this filing.

The Company is currently seeking business activities and the related capital needed to enter into an activity to bring operations that would be profitable and increase the value to the shareholders.  The activities may be in the industries previously pursued, but it is not known at this point in time, and the current operations will be financed by its parent company and/or debts incurred by the Company.

The Company acquired two companies on July 1, 2021, Virtual Clinic, LLC and Blue Sky, LLC.  The Company originally issued 850,000 shares of its common stock valued at $.50 per share.  The Company has entered into the business of Tele-Health and Home Healthcare. The acquisition of Blue Sky, LLC was rescinded on June 30, 2022, and has been reversed as the transaction never occurred. Two Hundred Fifty Thousand of the shares issued have been cancelled and returned to the treasury of the Company. Additionally, the Company purchased back 250,000 of these shares for $45,000 as part of a Reconciliation Agreement and is holding these shares in Treasury.

The Company created a wholly owned subsidiary to distribute wound care products. The Company entered into a management and consulting agreement contract for 580,000 shares.  This consulting contract was terminated on March 24, 2023 with the return to treasury of the 580,000 shares and a payment by the Company of $11,000 to the consultant of the contract.  The shares on this agreement were cancelled on May 22, 2023.

The Company on August 19, 2021, filed corporate papers to form a Wyoming subsidiary, Telecare Holdings, Inc., to house all the telemedicine and healthcare businesses.

The Company on September 17, 2024, filed corporate papers to form a Florida subsidiary, My Body Symphony LLC, to house all the healthcare business it has started in Florida.

The Company has business operations in telemedicine, wound care, allergy, and exosomes.

Basis of Presentation

The consolidated financial statements are presented on the accrual basis, under the assumption that the company is a going concern and in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Blockhold Capital Corporation and its wholly owned Subsidiaries Telecare Holdings, Inc, Sanologics, Inc. My Body Symphony LLC and Virtual Clinic, LLC.  All intercompany transactions are eliminated in consolidation.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

Fair Value of Financial Instruments

The carrying values of our financial instruments, including cash, notes receivable and accounts payable approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:Observable inputs such as quoted prices in active markets.

Level 2:Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Use of Management’s Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company will record revenue in accordance with FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue. The Company will recognize revenue from the sale of products or services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

For its product-based contracts (lab tests) with customers, the Company receives deposits received from clinicians for lab tests to be performed. The Company recognizes revenue when the lab test has been performed which is the Company’s performance obligation. Any deposits received for customers that have not gone into having their lab tests completed is recorded as a liability in the deposits from customers account on the balance sheet. The Company will determine based on the contract if lab tests not performed after 90 days if the customer forfeits the deposit received and pick up the deposit originally made as income.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

Advertising

Advertising costs are expensed as incurred.  Advertising expenses for the nine months ended September 30, 2024, and 2023 were $0

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset or cash-generating unit’s fair value, less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward.

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Stock-Based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees and non-employees, including grants of stock options, to be recognized in the financial statements based on the grant date fair

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

values of the equity instruments issued, which is charged directly to compensation expense over the requisite service or vesting period.

Emerging Growth Company Critical Accounting Policy Disclosure

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.   As an emerging grown company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company may elect to take advantage of the benefits of this extended transition period in the future.

Income Taxes

Income taxes are accounted for in accordance with FASC 740-20, “Accounting for Income Taxes.” Under FASC 740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

The Company’s tax position for deferred income taxes has been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain. Management reviews these items regularly in light of changes in tax laws and court rulings at both federal and state levels.

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of California. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income. Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if, if any.

Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

Earnings Per Share

Basic earnings per share are calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per share is computed using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. The dilutive effect of potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the nine months ending September 30, 2024, and 2023 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

The total potential common shares as of September 30, 2024, include stock options for 600,000.

Segments

The Company operates in several business segments, namely the businesses of (1) Telehealth and (2) Distribution of medical products.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations or financial position.

NOTE 2: GOING CONCERN

As shown in the accompanying consolidated financial statements, we have incurred losses in each year since inception and have a loss from operations of $3,391,228 as of September 30, 2024. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3: DEPOSIT

The Company had entered into a consulting contract and distributorship agreement on November 1, 2022.  The Company issued 580,000 shares of its common stock for the distributor agreement and consulting services related to the consulting contract.

The deposit represents the value of the shares at $1.00 per share issued in 2022.

This consulting contract was rescinded on March 24, 2023, with the cancellation of the 580,000 shares issued and a payment of $11,000 to the consultant.  The shares were cancelled on May 22, 2023.

NOTE 4: GOODWILL AND INTANGIBLES

At September 30, 2024 and December 31, 2023, goodwill and intangibles which represents the following items purchased from the owner, Dr. Max MacCloud dba as MyBodySymphony: The items purchased included the trade, business name, telephone number and listing, goodwill, and all other intangible assets of the Business.

	September 30, 2024	December 31, 2023
Goodwill	$ 300,000	$ -

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

NOTE 5: DEPOSITS FROM EXERCISED OPTIONS

The Company during the Quarter ended September 30, 2024, received $70,000 for the purchase of 70,000 shares at $1.00 per share of the Company’s common stock from one investor from the exercise of his options.  The Company has yet to issue the shares under the options exercised and has reflected the funds received as strictly a deposit from the investor and it has not reduced the outstanding options as of the date of this report.

NOTE 6: RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

Related parties

The Company licenses its technology platform from ILMI, under an Agreement which calls for an automatic 12-month renewal each year on October 1, and a monthly payment of $4,167. Since January 1, 2023, the Company stopped accruing the platform license expense due to ILMI. The Company paid back $45,000 against the loans made by ILMI during the year ended December 31, 2023.  The Company paid back $15,000 against the loans made by ILMI in the nine months ended September 30, 2024.  The Company owes ILMI $411,945 on September 30, 2024.

WB Capital Group (WBCG), a related party with common principal ownership, provides Merger & Acquisition and project management services to the Company as a consultant. There is no written agreement governing the relationship. The Company accrues $2,500 a month for these services. The Company paid WBCG $27,500 during the year ended December 31, 2023. The Company paid WBCG $7,500 during the nine months ending September 30, 2024.  The Company also owes the President of WBCG $55,622 for advances made on behalf of the Company.  The Company owed WBCG and the President of the Company $276,122 on September 30, 2024.

During the year ended December 31, 2020, the Company entered into a service contract with one of the directors of the Company.  The contract began February 1, 2020, and called for $5,000 a month for his services.  The Company paid $9,000 against this contract leaving a balance due on December 31, 2020, of $46,000.  During the year ended December 31, 2021, the Company accrued the balance of $5,000 owed on the old contract and $33,000 on the new contract that calls for $3,000 a month for his services. The Company accrued the final $3,000 on the contract in the quarter ended June 30, 2022.AtDecember 31, 2022, the Company owed $87,000 on the contract and paid the officer with common stock 87,000 shares on December 9, 2022.  The Company fully satisfied this agreement on December 31, 2022.

The Company owed $4,200 to an officer of the Company for expenses paid by the officer for the benefit of the Company.  The Company paid the obligation by issuing 8,400 shares of its Common Stock at $.50 per share.  The Company fully satisfied this agreement on December 31, 2022.

The Company owes $15,000 on September 30, 2024, to one of the members of the LLC acquired.  At the acquisition of the Subsidiary, the Company acquired debt in total of $100,000 to two of the members and it has paid $85,000 against this liability.  The Company owes an additional $14,611 for advances made to LLC on September 30, 2024.  The total owed to this individual is $29,611 on September 30, 2024.

The Company entered into a service contract in 2021 with a new Officer and Director of the Company.  The Company had accrued $12,000 on this contract for $2,000 a month on December 31, 2021.  The Company accrued an additional $24,000 for the year ended December 31, 2022, and paid $36,000 against this contract during the year ended December 31, 2022.

The Company entered into a consulting agreement in 2022 with a new Officer and Director of the Company.  The Company accrued $102,500 on this contract on September 30, 2024, and has paid $82,500 against the contract in cash and common stock.  The Company additionally granted 50,000 options to this officer in 2022.  On September 30, 2024, the Company owes this Officer $20,000.

The Company entered into a consulting agreement in 2023 with a new Officer of the Company.  The Company had accrued $42,000 on this contract on September 30, 2024, and has paid $34,000 against the contract in common stock. On September 30, 2024, the Company owes this Officer $8,000.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

As of September 30, 2024, the total amount due to ILMI and other related parties and WB Capital Group was $745,678.  The amounts are due on demand and bear no interest.

NOTE 7: EQUITY

Common stock

The Company issued 250,000 shares of its common stock for the acquisition of Blue Sky, LLC in the quarter ending June 30, 2021, at $.50 per share, or $125,000.  This acquisition was rescinded on June 30, 2022, and it has been retroactively reflected as if it never occurred.

The Company issued 4,200 shares of its common stock for $2,100 of accounts payable in the year ended December 31, 2022, or $.50 per share.

The Company issued 99,000 shares of its common stock for $99,000 of service contracts in the year ended December 31, 2022, or $1.00 per share.

The Company issued 10,000 shares of its common stock for cash in the year ended December 31, 2022, at $1.00 per share, or $10,000.  These shares were bought through a stock option agreement as described below.

The Company issued 430,000 shares of its common stock for cash in the amount of $430,000 in the year ended December 31, 2022.

The Company issued 580,000 shares of its common stock for a consulting agreement for management and commissions in a distributorship agreement in 2022.  This consulting agreement was rescinded on March 24, 2023, and the shares issued for this contract were cancelled on May 22, 2023.

The authorized capital stock of the Company consists of 75,000,000 shares of Common stock, par value $.001 per share, of which 6,740,974 were outstanding as June 30, 2024, and December 31, 2023.

The Company purchased 250,000 shares of its common stock in early 2024 from a previous officer of the Company for $45,000 and it is holding these shares as Treasury Stock.

The Company issued 103,000 shares of its common stock for accounts payable to related parties in the amount of $103,000 in the quarter ended September 30, 2024.

The Company issued 70,000 shares of its common stock for services in the amount of $70,000 in the quarter ended September 30, 2024.

The Company issued 300,000 shares of its common stock for various intangibles in the amount of $300,000 in the quarter ended September 30, 2024.

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Blockhold’s bylaws provide that a majority of the issued and outstanding shares of Moms Online constitutes a quorum for shareholders’ meetings.

Shareholders of Blockhold have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Blockhold, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Blockhold seeks growth and expansion of its

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

business through the reinvestment of profits, if any, and does not anticipate that we will pay dividends in the foreseeable future.

Stock Option Plan

The Company has entered into Stock Option Agreements with various outside consultants and key members of management.  The options are nonqualified and vest ratably over a two-year period.  The exercise price is $1.00 per share and 250,000 options have been granted during the year ended December 31, 2022.  The Company recorded $115,000 in stock option expense over the two-year period ending in the year ended December 31, 2023. As of September 30, 2024, there was $0 of remaining unrecognized stock option expense related to these stock options.

The Company granted an additional 270,000 options on June 1, 2024, with the same terms mentioned above.  The Company is recording the value of the options of $135,000 as a stock option expense over the two-year vesting period starting June 1, 2024.  The value of the options expenditure for the nine months ending September 30, 2024, was $22,500.

The expiration date is ten years from the date of the grant and are subject to earlier termination in accordance with the agreement.  The holding period is two years following the termination of any agreements with the consultant

One of the grantees has exercised 35,000 shares under his agreement, as described above.

The fair value of stock options granted during the six months ending September 30, 2024, was estimated on the date of grant using the Black-Scholes-Merton Model that uses assumptions noted in the following table.

Nine Months Ended September 30, 2024
Expected term (in years)	10
Expected stock price volatility	348% to 366%
Risk-free interest rate	1.30% to 1.55%
Expected dividend yield	0

The following table summarizes all stock option activity under the Company’s equity incentive plans:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding at January1, 2023	435,000	$1.00	9.25
Granted	0	1.00	-
Exercised	0	1.00	-
Forfeited/expired	-	-	-
Outstanding at December 31, 2023	435,000	-	9.25

Granted	270,000	1.00	-
Exercised	-	1.00	-
Forfeited/expired	(105,000)	-	-
Outstanding at September 30, 2024	600,000	$1.00	8.53
Exercisable at September 30, 2024	160,000	$1.00	6.95
Unvested stock options at September 30, 2024	440,000	$1.00	9.10

The Company has entered into Stock Option Agreements with certain outside consultants.  The options are nonqualified and vest ratably over a two-year period.  The exercise price is $1.00 per share and 640,000 options have been granted.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

The expiration date is ten years from the date of the grant and are subject to earlier termination in accordance with the agreement.  The holding period is two years following the termination of any agreements with the consultant.

One of the grantees exercised 10,000 shares under her agreement in 2022, as described above.

The Company cancelled 65,000 options to a prior officer of the Company as part of the Reconciliation Agreement

The Company recorded an expense of $22,500 and $0 for the options granted for the nine months ending September 30, 2024, and 2023.

NOTE 8: COMMITMENTS

License

The Company licenses its technology platform from IceLounge Media for $50,000 per year under an initial five-year license agreement, which began on October 1, 2010, and was amended on January 1, 2014, for price and service increases. The initial five-year term expired on October 1, 2015. The License calls for automatic 12-month renewals on the anniversary date. The lease was renewed on October 1, 2017.  As of December 31, 2022, the Company cancelled this lease agreement.

Repayment of Investment from Sister Corp

There is an informal agreement between Social Quotient, Inc. (“SQI”), the company’s affiliate (sister corp.) and the Company that calls for the Company to give recognition to SQI for the equity contributed to the Company “from inception to the future date in which the company might be engaged in a merger or change in control”. Management is unable to determine when a change of control will occur and the amount of consideration contingently due from the Company was $86,224 as of September 30, 2024. This contingent liability amount can be satisfied in cash (minimum), or currently $.02 per share; debt; or equity conversion in the event of a merger or transaction in which there is a change in Control.

The Company paid $5,000 during the year ended December 31, 2023

NOTE 9: SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to September 30, 2024, through the date these financial statements were issued and has determined that it has the following subsequent events to disclose in these financial statements.

Changing the name of the Company from BlockHold Capital Corporation to Telecare Holdings, Inc.

Increasing the authorized number of shares of stock of the Company from 75 million to 125 million and to designate 9,300,000 such shares as non-voting Series A preferred stock, each such share convertible into 10 shares of common stock and 5,000,000 shares as Series B preferred stock, each such share convertible into 2 shares of common stock.

On February 28, 2023, the Board of Directors presented certain above corporate actions to its shareholders, and it will reflect the actions in its financial statements once it has been processed by FINRA and the date is set to record these actions.

The Company entered into an agreement with one of the original owners of Virtual Clinic to return and cancel 150,000 shares issued on the original purchase price.  The shares have yet to be cancelled and the resulting effect on the financial statements will be a gain of $75,000 due to the fact the Company impaired the full purchase price of the subsidiary.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and September 30, 2023

(Unaudited)

On October 9, 2024, the prior owners of Virtual Clinic LLC voluntarily retired 555,000 shares of common stock relating to the acquisition of Virtual Clinic LLC.  This was due to certain adjustments made from the original representations made on Virtual Clinic’s financial condition and representations made as to its operating activities.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Balance Sheets

December 31, 2023 and 2022

(Unaudited)

	December 31,
	2023	2022
ASSETS
Current Assets
Cash	$85,850	$270,712
Deposit	-	580,000
Advance receivable	35,000	35,000
Total Current Assets	120,850	885,712
Total Assets	$120,850	$885,712

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$81,504	$92,037
Deposits from customers	30,995	23,938
Due to related parties	807,677	759,465
Total Current Liabilities	920,176	875,440
Total Liabilities	920,176	875,440

Commitments and contingencies	-

Stockholders Equity/(Deficit)
Common stock, $.001 par value, 75,000,000 shares authorized; 6,740,974 and 7,320,974 shares issued and outstanding at December 31, 2023 and 2022	6,741	7,321
Additional paid-in capital	2,423,066	2,966,486
Accumulated (Deficit)	(3,229,133)	(2,963,535)
Total Stockholders’ Equity/(Deficit)	(799,326)	10,272
Total Liabilities and Stockholders’ Equity/(Deficit)	$120,850	$885,712

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Year Ended
	December 31,
	2023	2022

Revenues, net	$560,373	$437,420

Operating Expenses
Cost of revenues	472,992	350,245
General and administrative	342,717	380,829

Total operating expenses	815,709	731,074

(Loss) before other expenses	(255,336)	(293,654)

Other (expense)
(Loss) on contract termination	(11,000)	-
Interest income	584	-
Interest (expense)	-	(520)

Total other (expense)	(10,416)	(520)

(Loss) before income taxes	(265,752)	(294,174)

Income taxes	-	-

Net (loss)	$(265,752)	$(294,174)

(Loss) per share-Basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding
Basic and diluted	6,966,618	6,265,912

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(265,752)	$(294,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Value of options granted	36,000	56,000
Compensation expense from stock options issued	-	20,000
Issuance of shares for debt	-	101,100
Issuance of common stock for contract purchase	(580,000)	580,000
Changes in assets and liabilities:
Decrease/(increase) in deposits for purchase of contract	580,000	(580,000)
(Decrease)/increase in accounts payable and accrued expenses	(10,533)	18,384
Increase in deposits due to customers	7,057	-
Increase/(decrease) in liabilities to related parties	48,366	(89,104)
Net cash (used) in operating activities	(184,862)	(187,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options to purchase common stock	-	10,000
Proceeds from sale of common stock	-	430,000
Net cash provided by financing activities	-	440,000

Net (decrease)/increase in cash	(184,862)	252,206

CASH AT BEGINNING PERIOD	270,712	18,506
CASH AT END OF PERIOD	$85,850	$270,712

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$520
Cash paid for income taxes	$-	$-
Value of stock options granted	$36,000	$56,000
Additional paid-in capital from stock options	$-	$20,000
Common stock issued for debt	$-	$101,100
Common stock (cancelled)/issued for deposit on contract	$(580,000)	$580,000

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION

Consolidated Statements of Stockholders’ Equity/(Deficit)

For the Years Ended December 31, 2023 and 2022

(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance-January 1, 2022	6,197,774	$6,198	$1,770,509	$(2,669,207)	$(892,500)
Increase from issuance of stock options	-	-	20,000	-	20,000
Value of options granted	-	-	56,000	-	56,000
Common stock issued for exercise of options	10,000	10	9,990	-	10,000
Common stock issued for cash	430,000	430	429,570	-	430,000
Common stock issued for debt	103,200	103	100,997	-	101,100
Common stock issued for deposit on contract	580,000	580	579,420	-	580,000
Net (loss) for the year ended December 31, 2022	-	-	-	(294,174)	(294,174)
Balance-December 31, 2022	7,320,974	$7,321	$2,966,486	$(2,963,381)	$10,426

Balance-January 1, 2023	7,320,974	$7,321	$2,966,486	$(2,963,381)	$10,426
Value of options granted	-	-	36,000	-	36,000
Cancellation of common stock	(580,000)	(580)	(579,420)	-	(580,000)
Net (loss) for the year ended December 31, 2023	-	-	-	(265,752)	(265,752)
Balance-December 31, 2023	6,740,974	$6,741	$2,423,066	$(3,229,133)	$(799,326)

The accompanying notes are an integral part of these financial statements.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

NOTE 1: THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Blockhold Capital Corporation (the “Company) was originally named Moms Online, Inc. (“Moms Online”), and incorporated in the state of Nevada on October 1, 2010 as an early stage, emerging growth company.  Moms Online, Inc. was formed as a wholly owned subsidiary of Ice Lounge Media, Inc. (“ICE”) to hold, create, collect and adapt social media site aimed at mothers “moms.”

ICE spun out Moms Online to the ICE shareholders in late 2013 to further the ongoing focus of Moms Online on the continued development of websites devoted to moms and to reduce the dual funding obligations of ICE and Moms Online. The spin off was accomplished through a share dividend from ICE to its shareholders. Following the spin-off, ICE retained 50% of the Company while the other 50% was held by the 41 original shareholders of ICE.

On September 25, 2014, the Company filed a Form 10. The Form 10 was approved by the SEC on January 23, 2015. The Company received its symbol (“MOMC”) from FINRA on September 10, 2015. Even though the Company is public, none of its shares have traded publicly as of the date of this filing.

The Company is currently seeking business activities and the related capital needed to enter into an activity to bring operations that would be profitable and increase the value to the shareholders.  The activities may be in the industries previously pursued, but it is not known at this point in time, and the current operations will be financed by its parent company and/or debts incurred by the Company.

The Company acquired two companies on July 1, 2021, Virtual Clinic, LLC and Blue Sky, LLC.  The Company originally issued 850,000 shares of its common stock valued at $.50 per share.  The acquisition of Blue Sky, LLC was rescinded on March 31, 2022 and has been reversed as the transaction never occurred.  The shares issued of 250,000 have been cancelled and returned to the treasury of the Company.   The Company has entered into the business of Tele-Health and Home Healthcare.

The Company through a consulting agreement acquired a distributor contract to enter into the Wound Care business for 580,000 shares.  This consulting contract was terminated on March 24, 2023 with the return to treasury of the 580,000 shares and a payment by the Company of $11,000 to the seller of the contract.  The shares on this agreement were cancelled on May 22, 2023.

The Company on August 19, 2021 filed corporate papers to form a Wyoming subsidiary to enter into the Telecare Healthcare business.  The subsidiary to date has been inactive and we expect to engage in activities by the end of 2024.

Basis of Presentation

The consolidated financial statements are presented on the accrual basis, under the assumption that the company is a going concern and in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Blockhold Capital Corporation and its wholly owned Subsidiaries Telecare Holdings, Inc. and Virtual Clinic, LLC.  All intercompany transactions are eliminated in consolidation.

Fair Value of Financial Instruments

The carrying values of our financial instruments, including cash, notes receivable and accounts payable approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Use of Management’s Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company will record revenue in accordance with FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue. The Company will recognize revenue from the sale of products or services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

For its product-based contracts (lab tests) with customers, the Company receives deposits received from clinicians for lab tests to be performed. The Company recognizes revenue when the lab test has been performed which is the Company’s performance obligation. Any deposits received for customers that have not gone into having their lab tests completed is recorded as a liability in the deposits from customers account on the balance sheet. The Company will determine based on the contract if lab tests not performed after 90 days if the customer forfeits the deposit received and pick up the deposit originally made as income.

Advertising

Advertising costs are expensed as incurred.  Advertising expenses for the years ended December 31, 2023 and 2022 was $0

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward.

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Stock-Based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation, which requires all share-based payments to employees and non-employees, including grants of stock options, to be recognized in the financial statements based on the grant date fair values of the equity instruments issued, which is charged directly to compensation expense over the requisite service or vesting period.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

Emerging Growth Company Critical Accounting Policy Disclosure

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.   As an emerging grown company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company may elect to take advantage of the benefits of this extended transition period in the future.

Income Taxes

Income taxes are accounted for in accordance with FASC 740-20, “Accounting for Income Taxes.” Under FASC 740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

The Company’s tax position for deferred income taxes has been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain. Management reviews these items regularly in light of changes in tax laws and court rulings at both federal and state levels.

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of California. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income. Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if, if any.

Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Earnings Per Share

Basic earnings per share are calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per share is computed using the weighted-average number of common shares and,

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

if dilutive, potential common shares outstanding during the period. The dilutive effect of potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the years ended December 31, 2023 and 2022 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

The total potential common shares as of December 31, 2023 and  includes stock options for 435,000.

Segments

The Company operates in several business segments, namely the businesses of (1) Telehealth and (2) Home Healthcare.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations or financial position

NOTE 2: GOING CONCERN

As shown in the accompanying consolidated financial statements, we have incurred losses in each year since inception and have a loss from operations of $3,193,287 as of December 31, 2023. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3: DEPOSIT

The Company had entered into a consulting contract to acquire a distributorship agreement on November 1, 2022.  The Company issued 580,000 shares of its common stock for the distributor agreement and consulting services related to the consulting contract.

The deposit represents the value of the shares at $1.00 per share issued in 2022.

This consulting contract was rescinded on March 24, 2023 with the cancellation of the 580,000 shares issued and a payment of $11,000 to the consultant.  The shares were cancelled on May 22, 2023.

NOTE 4: RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

Related parties

The Company licenses its technology platform from ILMI, under an Agreement which calls for an automatic 12-month renewal each year on October 1, and a monthly payment of $4,167. During the year ended December 31, 2023, the Company stopped accruing the platform license expense due to ILMI. The Company paid back $45,000 against the loans made by ILMI during the year ended December 31, 2023.  The Company owes ILMI $426,945 at December 31, 2023.

WB Capital, a related party with common principal ownership, provides Merger & Acquisition and project management services to the Company as a consultant. There is no written agreement governing the relationship. The Company accrued $2,500 a month for these services. The Company paid WB Capital $27,500 during the year ended December 31, 2023. The Company also owes the President of WB Capital $55,622 for advances made on behalf of the Company.  The Company owed WB Capital and the President of the Company $266,122 at December 31, 2023.

During the year ended December 31, 2020, the Company entered into a service contract with one of the officers of the Company.  The contract began February 1, 2020 and called for $5,000 a month for his services.  The Company paid $9,000 against this contract leaving a balance due at December 31, 2020 of $46,000.  During the year ended December

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

31, 2021, the Company accrued the balance of $5,000 owed on the old contract and $33,000 on the new contract that calls for $3,000 a month for his services. The Company accrued the final $3,000 on the contract in the quarter ended March 31, 2022.  At December 31, 2022, the Company owed $87,000 on the contract and paid the officer with common stock 87,000 shares on December 9, 2022.  The Company fully satisfied this agreement at December 31, 2022.

The Company owed $4,200 to an officer of the Company for expenses paid by the officer for the benefit of the Company.  The Company paid the obligation by issuing 8,400 shares of its Common Stock at $.50 per share.  The Company fully satisfied this agreement at December 31, 2022.

The Company owes at December 31, 2023 $15,000 to one of the members of the LLC acquired.  At the acquisition of the Subsidiary, the Company acquired debt in total of $100,000 to two of the members and it has paid $85,000 against this liability.  The Company owes an additional $26,611 for advances made to the LLC at December 31, 2023.  Additionally, the Company owes under a service contract and expenses advanced $6,499 to this individual.  The total owed to this individual is $46,610 at December 31, 2023.

The Company entered into a service contract in 2021 with a new Officer and Director of the Company.  The Company had accrued $12,000 on this contract for $2,000 a month at December 31, 2021.  The Company accrued an additional $24,000 for the year ended December 31, 2022 and paid $36,000 against this contract during the year ended December 31, 2022.

The Company entered into a consulting agreement in 2022 with a new Officer and Director of the Company.  The Company had accrued $57,500 on this contract at December 31, 2023 and has paid $13,500 against the contract.  The Company additionally granted 50,000 options to this officer in 2022.  At December 31, 2023, the Company owes this Officer $44,000.

The Company entered into a consulting agreement in 2023 with a new Officer of the Company.  The Company had accrued $24,000 on this contract at December 31, 2023.  At December 31, 2023, the Company owes this Officer $24,000.

As of December 31, 2023, the total amount due to ILMI and other related parties and WB Capital was $807,677.  The amounts are due on demand and bear no interest.

NOTE 5: PROVISION FOR INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses. As of December 31, 2023, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2023, 2022 and 2021 federal return remains open to examination

The provision (benefit) for income taxes for the year ended December 31,2023 and 2022 consists of the following:

	2023	2022
Current	$-	$-
Deferred	-	-

	$-	$-

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

Net deferred tax assets consist of the following components as of December 31, 2023 and 2022:

	2023	2022
Deferred tax assets:
Net operating loss carryover	$517,506	$462,854
Related Party Accruals	169,612	159,488
Valuation Allowance	(678,118)	(622,342)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount on income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the years ended December 31, 2023 and 2022 due to the following:

	2023	2022
Income tax (benefit) expense	$(54,652)	$(50,016)
Increase in valuation allowance	54,652	50,016
Provision for income taxes	$-	$-

At December 31, 2023, the Company had net operating loss carry-forwards of approximately $3,137,442 that may be offset against future taxable income. No tax benefit has been reported in the December 31, 2023 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

NOTE 6: DEPOSITS FROM INVESTORS

The Company during the year ended December 31, 2022 received $430,000 for the purchase of 430,000 shares at $1.00 per share of the Company’s common stock from two investors under a Subscription Agreements.  The Company on December 9, 2022 issued 430,000 shares of common stock to these investors.

NOTE 7: EQUITY

Common stock

The Company issued 250,000 shares of its common stock for the acquisition of Blue Sky, LLC in the quarter ended March 31, 2021 at $.50 per share, or $125,000.  This acquisition was rescinded on March 31, 2022 and it has been retroactively reflected as it never occurred.

The Company issued 4,200 shares of its common stock for $2,100 of accounts payable in the year ended December 31, 2022, or $.50 per share.

The Company issued 99,000 shares of its common stock for $99,000 of service contracts in the year ended December 31, 2022, or $1.00 per share.

The Company issued 10,000 shares of its common stock for cash in the year ended December 31, 2022 at $1.00 per share, or $10,000.  These shares were bought through a stock option agreement as described below.

The Company issued 430,000 shares of its common stock for cash in the amount of $430,000 in the year ended December 31, 2022.

The Company issued 580,000 shares of its common stock for a consulting agreement to acquire a distributorship agreement in 2022.  This consulting agreement was rescinded on March 24, 2023 and the shares issued for this contract were cancelled on May 22, 2023.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

The authorized capital stock of the Company consists of 75,000,000 shares of Common stock, par value $.001 per share, of which 6,740,974 and 7,320,974 were outstanding as December 31, 2023 and 2022.

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Blockhold’s bylaws provide that a majority of the issued and outstanding shares of Moms Online constitutes a quorum for shareholders’ meetings.

Shareholders of Blockhold have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Blockhold, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Blockhold seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that we will pay dividends in the foreseeable future.

Stock Option Plan

The Company has entered into Stock Option Agreements with five of the outside consultants.  The options are nonqualified and vest ratably over a two-year period.  The exercise price is $1.00 per share and 250,000 options have been granted during the year ended December 31, 2022 .  The Company recorded $115,000 in stock option expense during the year ended December 31, 2021. As of December 31, 2023, there was $0 of remaining unrecognized stock option expense related to the unvested stock options.

The expiration date is ten years from the date of the grant and are subject to earlier termination in accordance with the agreement.  The holding period is two years following the termination of any agreements with the consultant.

One of the grantees has exercised 35,000 shares under his agreement, as described above.

The fair value of stock options granted during the year ended December 31, 2023 was estimated on the date of grant using the Black-Scholes-Merton Model that uses assumptions noted in the following table.

Year ended December 31, 2023
Expected term (in years)	10
Expected stock price volatility	348% to 366%
Risk-free interest rate	1.30% to 1.55%
Expected dividend yield	0

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

The following table summarizes all stock option activity under the Company’s equity incentive plans:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding at January1, 2022	195,000	$1.00	9.60
Granted	250,000	1.00	-
Exercised	(10,000)	1.00	-
Forfeited/expired	-	-	-
Outstanding at December 31, 2022	435,000	-	9.25

Granted	-	1.00	-
Exercised	-	1.00	-
Forfeited/expired	-	-	-
Outstanding at December 31, 2023	435,000	$1.00	8.25
Exercisable at December 31, 2023	235,000	$1.00	7.67
Unvested stock options at December 31, 2023	200,000	$1.00	8.93

The Company has entered into Stock Option Agreements with certain outside consultants.  The options are nonqualified and vest ratably over a two-year period.  The exercise price is $1.00 per share and 470,000 options have been granted.

The expiration date is ten years from the date of the grant and are subject to earlier termination in accordance with the agreement.  The holding period is two years following the termination of any agreements with the consultant.

One of the grantees exercised 10,000 shares under his agreement in 2022, as described above.

The Company recorded an expense of $0 and $20,000 for the options granted for the yeara ended December 31, 2023 and 2022.

NOTE 8: COMMITMENTS

License

The Company licenses its technology platform from IceLounge Media for $50,000 per year under an initial five year license agreement, which began on October 1, 2010, and was amended on January 1, 2014 for price and service increases. The initial 5 year term expired on October 1, 2015. The License calls for automatic 12 month renewals on the anniversary date. The lease was renewed on October 1, 2017.  As of December 31, 2022, the Company cancelled this lease agreement.

Repayment of Investment from Sister Corp

There is an informal agreement between Social Quotient, Inc. (“SQI”), the company’s affiliate (sister corp.) and the Company that calls for the Company to give recognition to SQI for the equity contributed to the Company “from inception to the future date in which the company might be engaged in a merger or change in control”. Management is unable to determine when a change of control will occur and the amount of consideration contingently due from the Company was $86,224 as of December 31, 2023. This contingent liability amount can be satisfied in cash (minimum), or currently $.02 per share; debt; or equity conversion in the event of a merger or transaction in which there is a change in Control.

The Company paid $5,000 during the year ended December 31, 2022.

The Company paid $5,000 during the year ended December 31, 2023.

BLOCKHOLD CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Unaudited)

NOTE 9: SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2023 through the date these financial statements were issued and has determined that it has the following subsequent events to disclose in these financial statements.

Changing the name of the Company from BlockHold Capital Corporation to Telecare Holdings, Inc.

Increasing the authorized number of shares of stock of the Company from 75 million to 125 million and to designate 9,300,000 such shares as non-voting Series A preferred stock, each such share convertible into 10 shares of common stock and 5,000,000 shares as Series B preferred stock, each such share convertible into 2 shares of common stock

On February 28, 2023, the Board of Directors presented certain above corporate actions to its shareholders, and it will reflect the actions in its financial statements once it has been processed by FINRA and the date is set to record these actions.

The Company entered into an agreement with one of the original owners of Virtual Clinic to return and cancel 150,000 shares issued on the original purchase price.  The shares have yet to be cancelled and the resulting effect on the financial statements will be a gain of $75,000 due to the fact the Company impaired the full purchase price of the subsidiary.

PART III: EXHIBITS

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Filing Type	Date
1A-2A	Articles of Incorporation		10-12G/A	11/10/2014
1A-2B	Bylaws		10-12G	09/25/2014
1A-4	Subscription Agreement	*
1A-12	Legal Opinion of JDT Legal	*